Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

June 18, 2012

United Technologies Corporation

One Financial Plaza

Hartford, Connecticut 06103

Re: United Technologies Corporation Current Report on Form 8-K filed on June 18, 2012

Ladies and Gentlemen:

We have acted as special outside counsel to United Technologies Corporation, a Delaware corporation (the “Company”), in connection with the sale by the Company to the Underwriters (as defined in the Underwriting Agreement dated June 12, 2012 (the “Underwriting Agreement”) among the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., Citigroup Global Markets Inc. and Goldman, Sachs & Co., as representatives of the underwriters named in Schedule I the Pricing Agreement dated June 12, 2012 (the “Pricing Agreement”) among the Company and the J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., Citigroup Global Markets Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named in Schedule I thereto), pursuant to the Registration Statement on Form S-3, as amended pursuant to the Post-Effective Amendment No. 1 to Form S-3 (File No. 333-167771) filed on April 27, 2012 (the “Registration Statement”), of 22,000,000 Equity Units (the “Equity Units”).

Each Equity Unit has a stated amount of $50 and initially is in the form of a corporate unit consisting of (a) a stock purchase contract (a “Purchase Contract”) under which the holder will purchase from the Company on August 1, 2015, a number of shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) determined pursuant to the terms of the Purchase Contract and Pledge Agreement (as defined below) and (b) a 1/20, or 5.0%, undivided beneficial ownership interest in $1,000 principal amount of the Company’s 1.55% Junior Subordinated Notes due 2022 (the “Notes”) to be issued under the Junior Subordinated Indenture, dated as of June 18, 2012 (the “Base Indenture”), between the Company and Bank of New York Mellon Trust Company, N.A., as Trustee, as supplemented by the Supplemental Indenture No. 1, dated June 18, 2012 (together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee. Pursuant to the Purchase Contract and Pledge Agreement, dated as of June 18, 2012, among the Company and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent, and Wilmington Trust, National Association, as Collateral Agent, Custodial Agent and Securities Intermediary (the “Purchase Contract and Pledge Agreement”), a holder of Equity Units, at its option, may elect to create Treasury Units (the “Treasury Units”) by substituting certain pledged U.S. Treasury securities for pledged ownership interests in each of the Notes. The term “Equity Units” includes the Purchase Contracts, Corporate Units and Treasury Units.

The Equity Units and the Notes were registered under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement. On June 14, 2012, the Company filed with the Securities and Exchange Commission a Prospectus Supplement dated June 12, 2012 (the “Prospectus Supplement”) containing the final terms of the Equity Units pursuant to Rule 424(b)(5) of the Act.

United Technologies Corporation

June 18, 2012

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of the Company and public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion letter, including (a) the Registration Statement, (b) the base prospectus, dated April 27, 2012, as supplemented by the preliminary prospectus supplement, dated June 12, 2012, relating to the Notes, filed with the Securities and Exchange Commission (the “Commission”) on June 12, 2012, pursuant to Rule 424(b) under the Act, (c) the free writing prospectus relating to the Equity Units, dated June 12, 2012, filed with the Commission on June 13, 2012, (d) the Prospectus Supplement, (e) an executed copy of the Purchase Contract and Pledge Agreement, (f) an executed copy of each of the Underwriting Agreement and the Pricing Agreement, (g) an executed copy of the Indenture, (h) resolutions of the Board of Directors and the Pricing Committee of the Company relating to the issuance of the Equity Units and the Notes, (i) specimen copies of the global securities representing the Equity Units and the Notes, (j) a copy of the Restated Certificate of Incorporation of the Company, (k) a copy of the amended and restated Bylaws of the Company. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed; (iv) all Equity Units and Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement; (v) the Underwriting Agreement and Pricing Agreement have been duly authorized and validly executed and delivered by the Underwriters; (vi) the Purchase Contract and Pledge Agreement has been duly authorized and validly executed and delivered by the Purchase Contract Agent and Collateral Agent and Securities Intermediary; and (vii) the Indenture has been duly authorized and validly executed and delivered by the Trustee. We have assumed that the terms of the Equity Units and the Notes have been established so as not to, and that the execution and delivery by the parties thereto and the performance of such parties’ obligations under, the Equity Units and the Notes will not, breach, contravene, violate, conflict with or constitute a default under (1) any law, rule or regulation to which any party thereto is subject (excepting the laws of the State of New York and the federal securities laws of the United States of America as such laws apply to the Company), (2) any judicial or regulatory order or decree of any governmental authority or (3) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. We also have assumed that each of the Indenture and the Purchase Contract and Pledge Agreement is the valid and legally binding obligation of each of the Trustee, the Purchase Contract Agent and the Collateral Agent and Securities Intermediary, as applicable. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others. We have further assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to

United Technologies Corporation

June 18, 2012

us as originals, the conformity to original documents of documents submitted to us as certified, facsimile, conformed, electronic or photostatic copies, and the authenticity of the originals of such copies.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the federal securities laws of the United States of America, in each case as in effect on the date hereof.

Based upon the foregoing, and subject to the qualifications set forth in this letter, we advise you that, in our opinion,

a)	The Equity Units, when duly executed, authenticated, issued, delivered and paid for in accordance with the terms of Purchase Contract and Pledge Agreement, the Indenture, the Underwriting Agreement and the Pricing Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

b)	The Notes, when duly executed, authenticated, issued, delivered and paid for in accordance with the terms of the Indenture, the Underwriting Agreement and the Pricing Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

c)	The Common Stock to be issued and sold by the Company pursuant to the Purchase Contract and Pledge Agreement, when issued in accordance with the terms of the Purchase Contract and Pledge Agreement and the Purchase Contracts, will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); (c) an implied covenant of good faith and fair dealing; (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under

United Technologies Corporation

June 18, 2012

certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration, or (vi) limit the waiver of rights under usury laws. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Equity Units, the Notes, the Purchase Contract and Pledge Agreement and the Indenture.

This letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, filed on June 18, 2012, and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Validity of the Securities.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz